Exhibit 99.1

March 7, 2018

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today a 6.9% increase in the quarterly dividend to shareholders.  The payout will be 31 cents per share, up from 29 cents for the previous quarter.  This payment will be made March 30, 2018 to shareholders of record March 15, 2018.

“For 2017, the Company achieved record earnings of $10.7 million, while attaining record assets of $1.05 billion.  The sustained positive trends in earnings and growth result in additional value for our shareholders,” said Louis Prichard, President and Chief Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in 11 Kentucky communities.  It ranks 12 in size among the 143 banks headquartered in the Commonwealth of Kentucky.  Shares of the parent holding company trade under the symbol of KTYB.

Contact:  Gregory J. Dawson

               Chief Financial Officer